Exhibit 5.1

Brent B. Siler

+1 202 728 7040

bsiler@cooley.com

February 9, 2021

KemPharm, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, Florida 34747

Ladies and Gentlemen:

We have acted as counsel to KemPharm, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of 7,944,430 shares of the Common Stock, $0.0001 par value, of the Company on behalf of certain selling stockholders (the “Shares”).  The Shares are issuable upon exercise of warrants issued by the Company (the “Warrants”) pursuant to those certain warrant inducement offer letters, dated January 26, 2021, by and among the Company and the warrant holders named therein (collectively, the “Inducement Letters”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus included in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Inducement Letters and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Brent B. Siler

Brent B. Siler

Cooley LLP   1299 Pennsylvania Avenue, NW, Suite 700   Washington, DC   20004-2400

t: (202) 842-7800  f: (202) 842-7899  cooley.com